Exhibit 99.1

FirstBank Announces Executive Appointments To Leadership Team

NASHVILLE, Tenn. (April 24, 2020) – FirstBank has announced a series of appointments to its executive management team, including the promotion of East Tennessee regional president Travis Edmondson to the position of chief banking officer.

Edmondson, who began his career at Clayton Bank and Trust in 2006 and was named chief executive officer in 2013, joined FirstBank in 2017 following FB Financial Corporation’s acquisition of Clayton Bank. In his role as regional president, he was responsible for operations of FirstBank financial centers as well as commercial, real estate and private banking for the entire East Tennessee region.

Other announcements made by FirstBank President and CEO Chris Holmes include:

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Michael Mettee will serve as interim chief financial officer of FirstBank and FB Financial Corporation. Mettee previously served as FirstBank’s CFO, Banking. He replaces James Gordon, who resigned as CFO this week to pursue an opportunity with another financial institution. Mettee has more than 15 years of banking and finance experience and previously served as director of Capital Markets for FirstBank.

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Lisa Smiley, the company’s corporate controller, has been appointed to the role of FB Financial’s principal accounting officer. Prior to joining FirstBank in 2016, Smiley was assurance manager with Horne LLP, where she focused heavily on publicly traded financial institutions.

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Jim Mosby, who joined FirstBank as a senior vice president in 2012, has been named Middle Tennessee regional president. The Vanderbilt University graduate has extensive experience in the Nashville-area banking and financial industry.

•	Nathan Hunter replaces Edmondson as East Tennessee regional president. Hunter, a banking veteran with more than 35 years of industry experience, was previously Knoxville market president.

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Brent Ball has been named Knoxville market president, replacing Hunter. He previously held the position of commercial real estate market leader serving FirstBank’s Knoxville market. Prior to joining FirstBank, he was chief lending officer for Clayton Bank and Trust.

“Each of these appointments and promotions is well-deserved and reflect FirstBank’s commitment to talent development and to maintaining a strong leadership team,” Holmes said. “We look forward to their continued contributions to FirstBank and to the local communities we serve.”

About FirstBank

Nashville-based FirstBank, a wholly owned subsidiary of FB Financial Corporation (NYSE: FBK), is the third largest Tennessee-headquartered bank, with 73 full-service bank branches across Tennessee, Kentucky, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. The bank serves five of the major metropolitan markets in Tennessee and, with approximately $6.2 billion in total assets, has the resources to provide a comprehensive variety of financial services and products.

For More Information:
Jeanie Rittenberry FirstBank jrittenberry@firstbankonline.com (615) 313-8328	Roger Shirley MP&F Strategic Communications rshirley@mpf.com (615) 259-4000